Exhibit 99.1

For release: May 17, 2011	For further information contact:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Receives Nasdaq Determination Letter;
Intends to Request Hearing

Newly Appointed Corporate Executive Vice President, Chief Credit Officer Announced

Nasdaq Determination Letter Received

Warren, Ohio - First Place Financial Corp. (Nasdaq: FPFC) (the “Company”) today reported that it has received a determination letter from the Nasdaq Listing Qualifications Staff (the “Staff”) advising that the Company remains noncompliant with the filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1).  The determination letter, which the Company expected, was issued in accordance with standard Nasdaq procedures regarding the delayed filing of the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010, and March 31, 2011 (the “Periodic Reports”), with the Securities and Exchange Commission (the “SEC”).  As a result of the delayed filings, the determination letter indicates that the Company’s common stock is subject to delisting from Nasdaq unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”).

The Company intends to timely request a hearing before the Panel which, if granted, will automatically stay any delisting action through at least June 8, 2011.  In connection with its request for a hearing, the Company will also request that the Panel continue the stay of delisting until the conclusion of the hearing process.

Following the hearing, the Panel has the authority under the Nasdaq Listing Rules to grant the Company an extension of time within which to regain compliance with the filing requirements for a period not to exceed 360 days from the original due date (November 15, 2010) of the first delayed filing.  However, there can be no assurance that the Panel will grant the Company a stay of the Staff’s delisting determination until the conclusion of the hearing process or that it will grant the additional time requested by the Company to regain compliance with Nasdaq’s filing requirements.

As previously disclosed in a current report on Form 8-K filed with the SEC on December 7, 2010, as amended, the Company announced its intention to file an amendment to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “Amended Form 10-K”), and to restate its results of operations and financial condition as of and for the twelve months ended June 30, 2010.  This determination was based in large part on the results of the annual periodic examination by the Office of Thrift Supervision (the “OTS”) of First Place Bank, the Company’s wholly-owned subsidiary (the “Bank”), in which the OTS concluded that it was their opinion that the Bank’s allowance for loan losses (“allowance”) was understated as of June 30, 2010.

Subsequent to the filing of the Form 8-K referred to above, management engaged the services of an independent firm to assist in conducting a detailed review of the Bank’s loan portfolio to substantiate the appropriate level of the allowance.  This review was recently completed and management is currently in the process of analyzing the results and working with the Company’s independent accountants to finalize the amount of the adjustment to the allowance and the reporting periods impacted.  The filing of the Amended Form 10-K is contingent upon the completion of this process.  While management initially expected that this process would have been brought to full resolution and that all periodic filings with the SEC would have been brought to a current status by April 30, 2011, management has since determined that additional time will be required considering the scope and complexity of the loan review process, the computation of the allowance, the related adjustment to income tax expense and the work to be completed by the independent accountants.  Although the final amount of the adjustment to the allowance has not yet been determined, the Company anticipates that the adjustment to the June 30, 2010 allowance will exceed the anticipated increase of $14 million previously reported.  Upon completing the above process, management intends to proceed with the completion and filing of the Amended Form 10-K, the Company’s Periodic Reports, and any other periodic reports impacted by the adjustments.  Management currently anticipates that all periodic filings with the SEC will be brought to a current status as early as June 30, 2011, or as late as August 31, 2011.  Management also acknowledges that certain factors beyond its control, including the extent and timing of the work to be performed by the independent accountants, could affect the timing of these filings.

Steven R. Lewis, President and Chief Executive Officer, stated, “We acknowledge that the review of our allowance for loan losses has taken a considerable amount of time and has involved substantial effort and human resources.  In addition, the completion of this complex process is dependent upon and involves the work of several outside firms.  While we are seeking a timely completion to this work, our priority is to ensure that it is done correctly.  We appreciate the patience of our shareholders and employees and plan to communicate the results of the restatement process publicly and to bring our SEC filings to a current status as soon as practicable.”

Newly Appointed Corporate Executive Vice President, Chief Credit Officer Announced

The Company also reported that on May 16, 2011, Christopher G. Tietz joined the First Place Bank organization as Corporate Executive Vice President, Chief Credit Officer.  Mr. Tietz comes to First Place Bank with more than 25 years of banking experience, most recently as Chief Credit Officer for Monroe Bank in Bloomington, Indiana.  He received his Bachelor of Science in Business Administration from the University of Alabama.  Mr. Lewis commented, “We are excited to have Christopher join our team and look forward to leveraging his vast experience as we finalize the review of our allowance for loan losses and complete the related restatement process.”

Forward-Looking Statements

When used in this press release, in future press releases or other public or shareholder communications, in filings by the Company with the SEC or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends; changes in laws, regulations or policies of regulatory agencies; fluctuations in interest rates; demand for loans in the market areas the Company conducts business; and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About First Place Financial Corp.

First Place Financial Corp. is a $3.1 billion financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc.  Through First Place Bank, the Company operates 41 retail locations, 2 business financial service centers and 24 loan production offices.  Wholly-owned subsidiaries of First Place Holdings, Inc. include First Place Insurance Agency, Ltd., and First Place Real Estate, Ltd.  First Place Holdings, Inc. also has a 75% interest in Title Works Agency, LLC.  Additional information about First Place Financial Corp. may be found on the Company’s web site:  www.firstplacebank.com.